April 22, 1996
Mr. Joseph F. Battiato
125 Johanna Lane
Staten Island, NY  10309

Dear Joe:

The purpose of this letter is to set forth certain termsand conditions which will constitute an amendment to your executive employment agreement dated as of March 1, 1994,as amended July 1, 1995 and October 13, 1995
(collectively the "Employment Agreement"). Capitalized term, not otherwise defined herein, shall have the meaning ascribed to them in the Employment Agreement.
The parties do hereby acknowledge that Whitehall
Financial Group, Inc. together with certain other affiliated and non-affiliated parties, filed a Form 13D with the Securities and Exchange Commission on or about
February 5, 1996 (such filing together with amendments subsequently filed thereto and another 13D filed by PCG
Management, Inc. and Gary Winnick in connection therewith referred to as the "Bennett Transfer Filings").
Without admitting or denying that the Bennett Transfer
Filings or the transactions reflected therein
(collectively the"Transactions") constitute a "Change in Control"as contemplated by your Employment Agreement; the parties hereto agree that a Change in Control shall not be deemed to have occurred with respect to the Bennett
Transfer Filings or the Transactions and no payment shall be deemed owed to the Executive by the Company as a result thereof unless and until:

i. The Executive shall voluntarily terminate his employment prior to June 30, 1996 or

ii   The Company shall terminate the Executive's
employment without cause on or before June 30, 1997.  In
either of the two events described above, the Company
shall pay to the Executive the payment (herein the
"Change in Control Payment") to which he would have been
entitled had the Transactions been deemed to constitute
a Change in Control under the terms of the Employment
Agreement.  The Company shall and does hereby agree to
advance to the Executive the sum of $125,000
(the"Advance").  The Loan shall be on a limited recourse
basis to the Executive and shall provide that repayment
of the loan  shall be made solely as an offset and
deduction by the Company (i) from the proceeds of any
bonus due to the Executive under his Employment Agreement
with respect to the Company's fiscal year ending June 30,
1997; or (ii) if a Change in Control Payment becomes due
in accordance with the provisions hereof, from the
proceeds due from such Change in Control Payment.
However, anything herein above to the contrary
notwithstanding, in the event that the employment of the
Executive is terminated  prior to the date the bonus with
respect to the Company's fiscal year ending June 30, 1997
is payable  by the Company for Cause or by the Executive
without Good Reason,  the Advance shall thereafter become
a full recourse loan and the Executive shall have an
unconditional obligation to pay in full, the amount of
the Advance together with interest  at the rate of 7% per
annum from the date the Advance was made on or before the
earlier to occur of (i) the date a Change in Control
Payment becomes due, if any, or (ii) September 1, 1997.
In all other respects, the Employment Agreement shall
remain in full force and effect unmodified, except in
accordance with the provisions hereof.     If this letter
correctly sets forth the understanding of the Company and the Executive, please indicate your acceptance of the above stated terms and conditions by executing a copy of this letter and returning it to the Company.

Very truly yours,

THE AEGIS CONSUMER FUNDING GROUP, INC.


By:________________________________
Angelo R. Appierto
Chairman


By:__________________________________
Joseph F. Battiato
Executive